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FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS RECORD SALES, EARNINGS FOR THIRD QUARTER AND NINE MONTHS 2003

DEERFIELD, Ill., June 23, 2003 – Walgreen Co. (NYSE: WAG) today announced record sales and earnings for the third quarter and first nine months of fiscal 2003.

Net earnings for the quarter ended May 31 were up 14.3 percent to $296.1 million or 29 cents per share (diluted), from $259.0 million or 25 cents per share (diluted) in the same quarter a year ago. This year’s third quarter benefited from a $13.6 million LIFO swing, as the company recorded a $9 million LIFO charge this quarter versus a $22.6 million LIFO charge in the year ago period, reflecting less than anticipated inflation in inventories. The quarter also was aided by a $12 million litigation settlement credit this year.

Net earnings for the nine months climbed 16.5 percent to $898.6 million or 87 cents per share (diluted). Excluding gains of $29.0 million this year and $5.5 million last year from litigation settlements, earnings for the nine months rose 14.6 percent to $880.5 million or 85 cents per share from last year’s $768.0 million or 74 cents per share.

Sales increased 12.6 percent to a record $8.3 billion for the third quarter and 13.1 percent to $24.3 billion for the first nine months. Total sales in comparable stores (those open more than a year) were up 8.2 percent in the quarter.

Prescriptions, which accounted for 63 percent of sales in the quarter, climbed 15.5 percent. Prescription sales in comparable stores rose 11.5 percent in the quarter. Third party plans now account for 91 percent of all prescription sales.

"We registered good earnings overall, especially in this tough retail environment. But our operating results were below our plan," said Chairman and CEO David Bernauer. "While several temporary factors influenced this quarter’s results, they haven’t dampened our enthusiasm for the future."

Third quarter selling, general and administrative costs increased 66 basis points over the previous year, from 20.59 to 21.25 as a percent to sales. This increase was mostly offset by a 59 basis point increase in the quarter’s gross profit margin, which was 26.78 as a percent to sales versus last year’s 26.19.

Third quarter pharmacy margins faced a difficult comparison to the year ago period, when several blockbuster generic drugs boosted gross profit margins. Those margins will be comparable as of the fourth quarter.

Bernauer also pointed out the 12.6 percent sales increase wasn’t enough to offset increased store costs, including payroll. "A major contributor to those payroll costs is the nearly 25 percent increase in our 24-hour store base over the past year," Bernauer said. "We now have 1,049 locations open 24 hours. This is expensive, but it’s an important part of our convenience strategy for both today and the future. We won’t sacrifice our long-term strategy to meet quarterly expectations. We’re focused on the years ahead, which look very bright, and we believe we’re the best-positioned drugstore chain for that future."

The coming years promise to be a high growth period for pharmacy because of:

  Favorable demographics.
  More generic drugs becoming available.
  New medications under development by drug manufacturers.
  New classes of drugs being researched, including molecular entities and biologics.
  A Medicare prescription drug benefit that should increase drug usage, especially among generics.

"People take more prescriptions as they age. And we’re aging – there’s no getting around that," Bernauer said. "The number of people age 65 and older will double – to 70 million – by 2030. As fast as we’re adding stores, the demand for prescriptions is growing faster."

Walgreens opened 221 new stores in the first nine months of fiscal 2003, with a net gain of 167 stores after relocations and closings. The company plans to open about 425 stores this fiscal year and operate 7,000 stores by 2010. President Jeff Rein said, "From mid-July to the end of August, when our fiscal year ends, we’ll open about 120 new stores – nearly three per day."

As the company invests in new locations because of increasing prescription demand, Walgreens also is seeing its market share grow among non-prescription items. "The most recent 12-week period was our best market share gain for our top 60 categories in more than two years," said Rein. "As we add more stores, these reports will only look better for us."

At May 31, Walgreens operated 4,050 drugstores in 43 states and Puerto Rico, versus 3,766 a year ago, for a net increase of 284.

For additional information on the quarter’s results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

WALGREEN CO.
COMPARATIVE CONDENSED STATEMENTS OF EARNINGS
(Unaudited: in millions, except per share data)

	QUARTER ENDED			NINE MONTHS ENDED
	May 31 2003	May 31 2002	Percent Change	May 31 2003	May 31 2002	Percent Change
Net sales	$ 8,328.0	$ 7,397.9	12.6%	$ 24,259.0	$ 21,445.8	13.1%
Earnings before taxes	$ 475.7	$ 416.0	14.4%	$ 1,443.5	$ 1,239.3	16.5%
Income taxes	$ (179.6)	$ (157.0)		$ (544.9)	$ (467.8)
Net earnings (A)	$ 296.1	$ 259.0	14.3%	$ 898.6	$ 771.5	16.5%
Net earnings per share (A) Basic Diluted	$ .29 $ .29	$ .25 $ .25	16.0% 16.0%	$ .88 $ .87	$ .75 $ .75	17.3% 16.0%
Dividends declared per share	$ .0375	$ .03625	3.4%	$ .1125	$ .10875	3.4%
Average shares outstanding Basic Diluted	1,024.9 1,031.1	1,023.6 1,033.9		1,024.9 1,031.6	1,021.9 1,031.9

  Fiscal 2003 third quarter includes a LIFO charge of $9 million versus a LIFO charge the previous year of $22.6 million. This year’s quarter also includes a $12 million pre-tax ($7.4 million after tax) gain from litigation settlements.

  Fiscal 2003 nine months includes a $29.0 million pre-tax ($18.1 million after-tax) gain for litigation settlements. Fiscal 2002 nine months includes a $5.5 million pre-tax ($3.4 million after-tax) gain for a partial payment of the company’s share of the brand name prescription drug antitrust litigation settlement. Excluding these gains, pre-tax earnings for the nine months increased 14.6 percent to $1,414.5 million from last year’s $1,233.8 million, and after-tax earnings for the nine months increased 14.6 percent to $880.5 million from last year’s $768.0 million.

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